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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYS:

We consent to the use of our report dated September 29, 2006, except for the 2006 and 2005 segment related information in Notes 5 and 14, which is as of September 28, 2007, with respect to the consolidated balance sheet of SYS as of June 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2006, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

Our report contains an explanatory paragraph which states the Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," and accordingly, has changed its method of accounting for share-based compensation.

/s/ KPMG LLP

San Diego, California
May 21, 2008

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm